Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Sivan Whiteley (“Employee”) and Block, Inc. (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee served as the Company’s Chief Legal Officer and Corporate Secretary until February 16, 2023;

WHEREAS, Employee and the Company announced Employee’s separation from the Company, effective April 7, 2023 (the “Separation Date”)

WHEREAS, Employee continued employment with the Company providing transition services until the Separation Date; and continued to receive Employee’s base salary, benefits, and continued to vest in the equity awards previously granted to Employee by the Company until the Separation Date; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. If Employee signs this Agreement and complies with its terms, Block will extend Employee’s post-termination period to exercise Employee’s stock options that are vested and exercisable as of the Separation Date, until two years following the Separation Date (i.e., until April 7, 2025) (the “Extension”), provided that (i) Employee has not validly revoked this Agreement, and (ii) any period by which to revoke this Agreement has expired. Employee acknowledges that, absent this Agreement, the post-termination exercise period would expire 90 days from the Separation Date, pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). Employee’s vested and exercisable stock options as of the Separation Date consist of those shown in the attached Exhibit A. Except for the Extension, such options will remain subject to the terms of the applicable award agreement and the 2015 Plan.

As a condition of receiving an extension on Employee’s post-termination option exercise period, Employee agrees to release the claims as described in paragraph 4. Employee further agrees to execute any additional documentation deemed reasonably necessary by the Company to confirm Employee’s separation from employment with the Company and as an officer and director of the Company and its subsidiaries.

2. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, reimbursable expenses, and any and all other benefits and compensation due to Employee as of the date of this Agreement and that Employee is not entitled to any further benefits or compensation of any kind from the Company. Employee further acknowledges that Employee’s separation from Block was a purely voluntary resignation without Good Reason, did not result from a Change of Control of Block and was not an involuntary termination, and that Employee is not entitled to any severance, benefits, or accelerated vesting of equity awards under Employee’s Change of Control and Severance Agreement signed January 27, 2020 (“COC Agreement”). The terms Good Reason and Change of Control are defined in the COC Agreement. For the avoidance of doubt, nothing in this Agreement supersedes or undermines Employee’s rights to be indemnified and/or reimbursed for legal fees/expenses incurred by Employee in connection

Exhibit 10.1
with claims brought against the Company or Employee that result from Employee’s service at the Company, pursuant to Employee’s Indemnification Agreement with the Company (dated March 19, 2018), but Employee represents that, as of the date of this Agreement, Employee is not aware of any reimbursable amounts owed under the Indemnification Agreement or any basis for such a claim.

3.    Company Equity Awards. Any of Employee’s unvested Company stock options (“Options”) and unvested restricted stock units (“RSUs”) continued to vest through the Separation Date. On the Separation Date, all unvested Options or RSUs were canceled and the underlying shares forfeited. Employee should seek independent advice regarding any financial, tax, or securities law issues regarding Employee’s Options or RSUs.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee's own behalf and on behalf of Employee's respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) of this Agreement, including, without limitation:

a.     any and all claims relating to, or arising from, Employee’s employment relationship with the Company and the termination of that relationship, including any and all claims under the COC Agreement;

b.    any and all claims relating to, or arising from, Employee’s right to purchase or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.     any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.     any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.     any and all claims for violation of the federal or any state constitution;

f.     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

Exhibit 10.1
g.     any claim for any loss, cost, damage, backpay, reinstatement, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.     any and all claims for attorneys’ fees, interest, penalties, compensatory damages, emotional distress, punitive damages, and costs.

This release also waives any disputed wage claims, and upon payment of Employee’s final paycheck, the Company has paid all wages due to Employee. Employee agrees that the release set forth in this paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any existing legal obligation to indemnify Employee or any claims that cannot be waived by law, including any Protected Activity (as defined below). This release does not extend to any right Employee may have to unemployment compensation benefits.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as defined below) of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that Employee: (a) should consult with an attorney prior to executing this Agreement; (b) has twenty-one (21) days within which to consider this Agreement (although Employee may choose to sign it at any time); (c) has seven (7) days following execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date (as defined below). The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. Nothing in this Agreement shall waive Employee’s right to challenge the validity of this Agreement under the Older Workers Benefit Protections Act.

6. California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Employee's release of any unknown or unsuspected claims Employee may have against the Releasees.

7. No Pending Actions and Covenant Not to Sue: Employee represents that Employee has no pending actions, lawsuits, charges, exhaustion notices, notices of claims, or other claims of any nature whatsoever against Releasees. Further, Employees agrees not to assert or initiate any claims, charges, or other legal proceedings, and will not file suit seeking to recover any further relief against Releasees in any forum, relating to, arising out of, or in connection with Employee’s employment or separation thereof. Employee further agrees to “opt out” of any class action, should any such action be filed, arising from any event occurring up to the execution of this Agreement, in which the

Exhibit 10.1
Releasees are named as a defendant. Nothing in this Agreement, however, precludes Employee from filing any claim or charge, which, as a matter of law, cannot be waived or released by private agreement.

8. Confidentiality. Subject to paragraph 11 governing Protected Activity, Employee agrees to maintain in complete confidence the contents and terms of this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the arbitrator or court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

9. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidential Information and Invention Assignment Agreement Employee signed with the Company on February 15, 2013 (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information and nonsolicitation of Company employees. Employee’s signature below constitutes Employee's certification under penalty of perjury that Employee will return all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with Employee's employment with the Company, or otherwise belonging to the Company, by the Termination Date. Pursuant to the Defend Trade Secrets Act of 2016, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10 Cooperation. Employee agrees to reasonably cooperate with and make themselves available on a continuing basis to Block and its representatives and legal advisors in connection with any matters in which Employee is or was involved or any existing or future claims, investigations, administrative proceedings, lawsuits, and other legal and business matters, as requested by Block. Subject to paragraph 11 governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within two (2) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance. Employee understands that nothing in this Agreement prevents him or her from cooperating with any government investigation, as discussed in the Protected Activity section below.

11. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean:

●Engage in communications or actions protected by applicable law, such as certain rights Employee may have to discuss wages and working conditions with other employees (with or without a union) under Section 7 of the National Labor Relations Act or under federal and state equal pay laws;

Exhibit 10.1
●File a charge with, provide information to, cooperate with or participate in an investigation conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), and without notice to Block;
●Receive an award for information provided to any Government Agencies;
●Disclose factual information relating to acts in the workplace or that occurred in connection with Employee’s employment, that Employee reasonably believes are unlawful, including, for example, claims of sexual assault, sexual harassment, or discrimination based on sex or any other characteristic protected under federal law or the laws of the state where Employee was last employed, or retaliation for filing a claim of sexual assault; or
●Testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees, if Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
●NOTE: With respect to Confidential Information, Employee must not disclose more than is reasonably necessary to effect any Protected Rights Employee may have as identified above. For example, filing a charge with a Government Agency does not entitle Employee to divulge Confidential Information that is not relevant to the charge. Confidential Information is defined in the Confidential Information and Invention Assignment Agreement that Employee signed in connection with Employee's work at Block, and it includes technical data, trade secrets, know-how, research, product or service ideas or plans, and other business information.

12. Nondisparagement. Employee agrees that Employee will not disparage, criticize, ridicule, or make derogatory remarks about the Releasees to members of the media or any third party, in any manner likely to be harmful to them or their business, business reputation, or personal reputation. Employee agrees that the provisions of this paragraph 12 are material terms of this Agreement. This paragraph does not limit Employee’s Protected Rights as defined in the Protected Activity section above.

13. Breach. In addition to the rights provided in the “Attorneys’ Fees” paragraph below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Employee or made on Employee's behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (a)

Exhibit 10.1
amendments to this Agreement or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

16. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be exclusively and finally settled by means of binding arbitration, on an individual basis only, with JAMS before a single, neutral arbitrator within 50 miles of the location where Employee last worked for Block. Any arbitration shall be conducted in accordance with the applicable JAMS Rules then in effect. All arbitrator’s fees and related expenses shall be divided equally between the parties. Further, each party shall bear its own attorney's fees and costs incurred in connection with the arbitration. This Agreement shall not preclude either party from requesting a court to grant any provisional remedy (including a temporary restraining order or preliminary injunction), if, absent such provisional relief, the arbitration award may be rendered ineffectual.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

18. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof is held to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision, except that if any aspect of the release (paragraph 4) is substantially invalidated as to any Release, this Agreement shall become null and void, and Block may, at its sole discretion, expedite the remaining portion of the option exercise period.

19. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

20. Entire Agreement. This Agreement and the COC Agreement represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Offer Letter, Confidentiality Agreement, the Indemnification Agreement between you and the Company, dated as of March 19, 2018, and the applicable equity award agreements, except as modified herein.

20. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

21. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

Exhibit 10.1
22. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Employee has seven (7) days after signing this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement, so long as it has been signed by the Parties and has not been revoked before that date (the “Effective Date”).

23. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

24. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee's claims against the Company and any of the other Releasees. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee further acknowledges that Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

Exhibit 10.1
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

/s/ Sivan Whiteley
Sivan Whiteley
Dated: April 26, 2023

/s/ Felicia Mayo
Felicia Mayo
People Lead
Block, Inc.
Dated: April 26, 2023

Exhibit 10.1
EXHIBIT A
Vested and Exercisable Stock Options as of the Separation Date

Grant Number	Grant Date	Plan/Type	Price	Vested and Exercisable
01560983	04/25/2018	2015/NQ	$44.7500	47,699
01567274	04/24/2019	2015/NQ	$71.9900	66,149
01569074	04/21/2020	2015/NQ	$57.4000	90,536
01572236	09/01/2020	2015/NQ	$166.6600	3,175
01581712	04/27/2021	2015/NQ	$253.7900	13,248
01599771	04/19/2022	2015/NQ	$125.6200	14,710